SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) October 11, 2000
                                  ----------------




                         HUGHES ELECTRONICS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE               0-26035                 52-1106564
----------------------------   -----------------------    -------------------
(State or other jurisdiction        (Commission            (I.R.S. Employer
 of incorporation or organization)   File Number)         Identification No.)




                          200 North Sepulveda Boulevard
                          El Segundo, California 90245
                         -------------------------------
                                 (310) 662-9688
                                ----------------
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)

ITEM 5. OTHER EVENTS

      On October 11, 2000, a news release was issued on the subject of third quarter consolidated earnings by Hughes Electronics Corporation (Hughes). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of Hughes' Quarterly Report on Form 10-Q. The release is as follows:

                    HUGHES REPORTS THIRD QUARTER 2000 FINANCIAL RESULTS

     Editor's note: Hughes invites reporters to participate in a listen-only mode on its third quarter 2000 analyst call at 2 p.m. EDT Wednesday, Oct. 11. The dial-in number is 719-457-2622, and the confirmation code is 644450.

      El Segundo, Calif., October 11, 2000 -- Hughes Electronics Corporation, the world's leading provider of digital television entertainment, satellite services and satellite-based private business networks, today reported third quarter 2000 revenues increased 3.7% to $1,688.5 million, compared with $1,627.8 million in the third quarter of 1999. EBITDA(1) for the quarter decreased 46.6% to $107.9 million and EBITDA margin(1) was 6.4%, compared to EBITDA of $202.1 million and EBITDA margin of 12.4% in the third quarter of 1999. Hughes had a third quarter 2000 loss(2) of $88.5 million, compared to a loss(2) of $29.6 million in the same period for 1999.

      "Our continued investment in high-growth, high-value businesses is reflected in our reduced earnings this quarter," said Michael T. Smith, Hughes chairman and chief executive officer. "And now that we have completed the sale of our satellite manufacturing businesses to The Boeing Company, we have received more than $3.0 billion in after-tax proceeds which we will use to fuel further growth and pay down debt."

      Smith continued, "In the third quarter, some of our most exciting service businesses attained significant milestones. DIRECTV(R) had its best third quarter ever for subscriber growth in both the United States and Latin America. We began shipping the AOL Plus Powered by DirecPC(TM) product; we signed up additional distribution partners, including Juno and Pegasus; and we are on schedule to introduce our two-way via-satellite DirecPC(TM) broadband service by the end of the year. In addition, PanAmSat announced its first customers for NET/36(TM), its satellite-based Internet broadcast network for content providers seeking to deliver streaming video, audio and data to broadband customers."

                           NINE-MONTH FINANCIAL REVIEW

      For the first three quarters of 2000, revenues increased 35.4% to $5,228.6 million, compared to $3,862.3 million in the same period last year. This growth was primarily the result of record subscriber growth at DIRECTV in the United States and additional revenues resulting from the United States Satellite Broadcasting, Inc. (USSB) and PRIMESTAR, Inc. transactions, as well as higher outright sales and sales-type leases of transponders at PanAmSat.

      EBITDA for the first nine months of 2000 was $440.2 million and EBITDA margin was 8.4%, compared to EBITDA of $437.4 million and EBITDA margin of 11.3% in the same period of 1999. The slight increase in EBITDA was primarily attributable to higher outright sales and sales-type leases of transponders at PanAmSat, offset by increased losses in the DIRECTV businesses due to higher marketing costs associated with the record subscriber growth in both the United States and Latin America. The decline in margin resulted from the increased marketing expenses for the DIRECTV services and the lower margins associated with PanAmSat's outright sales and sales-type leases.

      For the first nine months of 2000, losses(2) totaled $228.9 million, compared to losses(2) of $43.6 million in 1999. The higher loss was primarily due to increased depreciation and amortization resulting principally from the mid-1999 acquisitions of USSB and PRIMESTAR, and higher net interest expense. Additionally, in the first quarter of 2000, Hughes booked a one-time pre-tax charge of $171 million (reported in "Other, net") related to its agreement with SkyPerfecTV! and the discontinuation of the DIRECTV Japan business. The after-tax impact of this charge was a loss of $13 million, which includes the tax benefits associated with the write-off of Hughes' historical investments in DIRECTV Japan.

                  SEGMENT FINANCIAL REVIEW: THIRD QUARTER 2000

                            Direct-To-Home Broadcast

      Third quarter revenues for the segment increased 12.8% to $1,291.5 million from $1,144.6 million in the third quarter of 1999. The segment had negative EBITDA of $17.7 million compared with EBITDA of $55.1 million in the third quarter of 1999.

      United States: DIRECTV reported quarterly revenues of $1,154 million compared with revenues of $1,052 million last year. The increase was due to continued strong subscriber growth, partially offset by the impact of the conclusion of the PRIMESTAR By DIRECTV medium-power service, as described below.

      DIRECTV added a record 450,000 net subscribers to its high-power DIRECTV service in the quarter versus 423,000 net subscribers added in the third quarter of 1999, and converted about 300,000 customers from the PRIMESTAR By DIRECTV medium-power service. While gross subscriber additions were up significantly compared to the third quarter of 1999, net subscriber additions were impacted by DIRECTV's first-ever price increase and the conclusion of the PRIMESTAR conversion process.

      As of September 30, 2000, DIRECTV had 9.0 million subscribers. Through the first nine months of 2000, DIRECTV grew 37% in its core urban/suburban markets, which exclude those markets in the National Rural Telecommunications Cooperative
(NRTC) territories.

      EBITDA for the third quarter of 2000 was $36 million compared to EBITDA of $86 million in last year's third quarter. This decline was principally due to higher marketing costs and the impact from the completion of the PRIMESTAR conversion process.

      As a result of the PRIMESTAR conversions, DIRECTV no longer receives the revenues from the PRIMESTAR By DIRECTV customers who either discontinued service, or who converted but live in NRTC territories. DIRECTV receives only a small percentage of revenues from customers in these territories, thus reducing the revenues and EBITDA attributable to DIRECTV in the third quarter of 2000. Since its 1999 acquisition of PRIMESTAR, DIRECTV converted a total of approximately 1.5 million customers to its high-power service. DIRECTV shut down the PRIMESTAR By DIRECTV service on September 30, 2000--six months ahead of its original schedule.

      Latin America: The DIRECTV businesses in Latin America generated $136 million in revenues for the quarter, up 79% over the $76 million reported in the third quarter of 1999. This increase was due to continued strong subscriber growth.

      The DIRECTV service in Latin America added 126,000 net new subscribers in the third quarter of 2000, an 88% increase over the 67,000 acquired in the same period last year. The total number of DIRECTV subscribers in Latin America as of September 30, 2000 was 1,136,000.

      The DIRECTV businesses in Latin America had negative EBITDA of $50 million compared to negative EBITDA of $24 million for the same period in 1999. The decline was primarily due to the impact of higher marketing expenses associated with the record subscriber growth.

     Japan: DIRECTV Japan's loss was $3 million for the quarter, compared with a loss of $20 million in the third quarter of 1999. DIRECTV Japan ceased broadcasting on September 30, 2000, and is on schedule to complete the migration of customers to SkyPerfecTV! and the closure of the legal entity.

                               Satellite Services

      PanAmSat, which is 81% owned by Hughes, generated third quarter 2000 revenues of $199.3 million compared with $210.7 million in the prior year's period. The 5.4% decrease was driven primarily by a third quarter 1999 one-time customer payment of approximately $15 million associated with the termination of a direct-to-home video services agreement in India.

      Third quarter 2000 EBITDA for the segment was $135.5 million compared to $169.0 million in the third quarter 1999, a 19.8% decrease. EBITDA margin in the third quarter of 2000 was 68.0%, compared to 80.2% in the same period of 1999. The decrease in EBITDA and EBITDA margin was primarily due to the one-time customer payment received in the third quarter of 1999; an increase in direct operating costs and selling, general and administrative (SG&A) costs as a result of the company's continued fleet expansion; and investment in the new NET/36 broadband Internet initiative.

      As of September 30, 2000, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $5.8 billion compared to approximately $6.0 billion in the second quarter of 2000. This includes a $350 million reduction in backlog resulting from anomalies on the Galaxy VIII-i satellite. This reduction would be more than offset by additional backlog generated by the Galaxy VIII-iR replacement satellite that will be constructed if PanAmSat's agreement in principal with Galaxy Latin America is finalized.

                                 Network Systems

      Hughes Network Systems' (HNS's) third quarter 2000 revenues were $284.0 million, compared to $426.2 million in the third quarter of 1999. The decrease in revenues was principally due to lower sales of DIRECTV receiver equipment associated with the early completion of the transition of PRIMESTAR By DIRECTV subscribers to the high-power DIRECTV service. HNS shipped 470,000 DIRECTV receiver systems in the third quarter of 2000, compared to 730,000 units in the same period last year. The discontinuation of certain narrowband wireless businesses, announced in January 2000, also contributed to the reduced revenues, as did lower revenues in the mobile satellite network product line.

      In the quarter, HNS had EBITDA of $16.8 million and EBITDA margin of 5.9%, compared to EBITDA of $49.8 million and 11.7% margin in the third quarter of 1999. The decline in EBITDA and EBITDA margin is attributable to the reduced revenues; increased investment in the upcoming launch of new DirecPC services, including AOL Plus Powered by DirecPC; and the elimination of DIRECTV equipment subsidies from DIRECTV. These reductions were offset by a $21 million one-time EBITDA gain that resulted from successful negotiations with certain narrowband wireless customers for receivables previously written-off.

      New orders in the third quarter of 2000 were $423 million, compared to $295 million in the same period last year, driving backlog to approximately $1.3 billion as of September 30, 2000. This increase was primarily due to higher sales of domestic VSAT (very small aperture terminal) private business networks to customers including Exxon/Mobile, CAIS Internet, Musicland and National Cable Communications. In total, these new contracts represent more than 14,000 additional points of presence on HNS-built networks. Mobile satellite network sales also contributed to the increase, and included a $150 million contract for Inmarsat's next-generation ground infrastructure.

                                  BALANCE SHEET

      From December 31, 1999 to September 30, 2000, the Company's consolidated cash balance decreased $59.8 million to $178.4 million and total debt increased $949.4 million to $3,090.8 million. The principal cash requirements for the first nine months of 2000 were related to general working capital requirements and capital expenditures for property, plant, equipment and satellites.

      Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes are used to calculate the earnings per share attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of Hughes' third-quarter 2000 earnings call will be available at the company's website at www.hughes.com or at www.vcall.com. The call will begin at 2:00 p.m. ET, today. Investors are advised to allow 15 minutes prior to the call to register and download any necessary software. Following the completion of the call, the webcast will be archived on the Investor Relations portion of the Hughes website for at least one week.

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of Hughes to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by GM and Hughes.
---------------------
(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.
(2) Equals reported Net Loss excluding the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985.


                                       ###

STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET LOSS
(Dollars in Millions)
(Unaudited)
                                                           Nine Months Ended
                                     Third Quarter           September 30,
                                   -----------------       -----------------
                                   2000        1999        2000        1999
----------------------------------------------------------------------------
Revenues
Direct broadcast, leasing, and
  other services                $1,485.5    $1,345.0    $4,523.3    $3,147.0
Product sales                      203.0       282.8       705.3       715.3
----------------------------------------------------------------------------
Total Revenues                   1,688.5     1,627.8     5,228.6     3,862.3
----------------------------------------------------------------------------
Operating Costs and Expenses
Broadcast programming and other
  costs                            681.4       596.4     2,035.9     1,374.4
Cost of products sold              152.1       273.2       585.1       631.4
Selling, general and
  administrative expenses          747.1       556.1     2,167.4     1,419.1
Depreciation and amortization      238.3       208.8       673.1       480.1
----------------------------------------------------------------------------
Total Operating Costs and
  Expenses                       1,818.9     1,634.5     5,461.5     3,905.0
----------------------------------------------------------------------------

Operating Loss                    (130.4)       (6.7)     (232.9)      (42.7)

Interest income                      7.1         2.6        15.3        20.8
Interest expense                   (66.5)      (51.7)     (169.2)      (71.0)
Other, net                         (11.9)      (31.6)     (294.4)      (96.3)
----------------------------------------------------------------------------
Loss from Continuing Operations
   Before Income Taxes and
   Minority Interests             (201.7)      (87.4)     (681.2)     (189.2)

Income tax benefit                 (77.8)      (36.8)     (354.4)      (59.7)
Minority interests in net losses
  of subsidiaries                   19.6         8.8        31.7        22.1
-----------------------------------------------------------------------------

Loss from continuing operations   (104.3)      (41.8)     (295.1)     (107.4)

Income from discontinued
  operations, net of taxes          10.5         6.9        50.3        47.9
----------------------------------------------------------------------------

Net Loss                           (93.8)      (34.9)     (244.8)      (59.5)

Adjustments to exclude the effect
  of GM purchase accounting
  adjustments                        5.3         5.3        15.9        15.9
----------------------------------------------------------------------------

Loss Excluding the Effect of
   GM Purchase Accounting
   Adjustments                     (88.5)      (29.6)     (228.9)      (43.6)

Preferred stock dividends          (24.1)      (24.7)      (72.9)      (26.3)
-----------------------------------------------------------------------------

Loss Used for Computation of
   Available Separate
   Consolidated Net Income
   (Loss)                        $(112.6)     $(54.3)    $(301.8)     $(69.9)
=============================================================================

Available Separate Consolidated
  Net Income (Loss)
Average number of shares of
  General Motors Class H Common
  Stock outstanding (in millions)
  (Numerator)                      873.9       405.3       616.7       362.4
Average Class H dividend base
  (in millions) (Denominator)    1,297.8     1,286.7     1,296.5     1,244.1
Available Separate Consolidated
  Net Income (Loss)               $(75.8)     $(17.1)    $(143.6)     $(20.4)
=============================================================================
Certain 1999 amounts have been reclassified to conform with the 2000 presentation.

BALANCE SHEET
(Dollars in Millions)
                                                   Sept. 30,
                                                      2000         December 31,
ASSETS                                            (Unaudited)          1999
-------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                            $178.4           $238.2
Accounts and notes receivable                       1,145.8            960.9
Contracts in process                                  130.1            155.8
Inventories                                           346.0            236.1
Net assets of discontinued operations               1,128.8          1,224.6
Deferred income taxes                                 537.8            254.3
Prepaid expenses and other                            931.4            788.1
----------------------------------------------------------------------------

Total Current Assets                                4,398.3          3,858.0
Satellites, net                                     4,229.6          3,907.3
Property, net                                       1,588.1          1,223.0
Net Investment in Sales-type Leases                   227.5            146.1
Intangible Assets, net                              7,207.7          7,406.0
Investments and Other Assets                        2,380.3          2,056.6
----------------------------------------------------------------------------

Total Assets                                      $20,031.5        $18,597.0
============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
----------------------------------------------------------------------------
Current Liabilities
Accounts payable                                   $1,149.5         $1,062.2
Deferred revenues                                     153.6            130.5
Short-term borrowings and current portion
  of long-term debt                                 1,133.9            555.4
Accrued liabilities and other                       1,312.6            894.0
----------------------------------------------------------------------------

Total Current Liabilities                           3,749.6          2,642.1
Long-Term Debt                                      1,956.9          1,586.0
Other Liabilities and Deferred Credits              1,414.5          1,454.2
Deferred Income Taxes                                 947.2            689.1
Commitments and Contingencies
Minority Interests                                    574.3            544.3
Stockholder's Equity                               11,389.0         11,681.3
----------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity        $20,031.5        $18,597.0
============================================================================

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

SELECTED SEGMENT DATA
(Dollars in Millions)

                                                        Nine Months Ended
                                    Third Quarter         September 30,
                                --------------------    -----------------
                                  2000        1999      2000         1999
---------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                  $1,291.5    $1,144.6  $3,717.5    $2,571.4
EBITDA (1)                        $(17.7)      $55.1    $(40.9)      $46.0
EBITDA Margin (1)                    N/A         4.8%      N/A         1.8%
Operating Loss                   $(150.1)     $(60.2)  $(410.9)    $(158.2)
Depreciation and Amortization     $132.4      $115.3    $370.0      $204.2
Capital Expenditures (2)          $262.0       $97.6    $649.1      $253.4
--------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                    $199.3      $210.7    $820.7      $604.6
EBITDA (1)                        $135.5      $169.0    $557.9      $465.9
EBITDA Margin (1)                   68.0%       80.2%     68.0%       77.1%
Operating Profit                   $52.0       $98.2    $319.1      $258.9
Operating Profit Margin             26.1%       46.6%     38.9%       42.8%
Depreciation and Amortization      $83.5       $70.8    $238.8      $207.0
Capital Expenditures (3)          $109.4      $347.8    $317.6      $823.0
--------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                    $284.0      $426.2  $1,020.3      $998.2
EBITDA (1)                         $16.8       $49.8     $34.4       $80.5
EBITDA Margin (1)                    5.9%       11.7%      3.4%        8.1%
Operating Profit (Loss)             $1.6       $31.3    $(15.4)      $23.1
Operating Profit Margin              0.6%        7.3%      N/A         2.3%
Depreciation and Amortization      $15.2       $18.5     $49.8       $57.4
Capital Expenditures (4)           $79.2       $38.4    $241.0      $111.2
--------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                    $(86.3)    $(153.7)  $(329.9)    $(311.9)
EBITDA (1)                        $(26.7)     $(71.8)  $(111.2)    $(155.0)
Operating Loss                    $(33.9)     $(76.0)  $(125.7)    $(166.5)
Depreciation and Amortization       $7.2        $4.2     $14.5       $11.5
Capital Expenditures              $(24.6)       $8.4     $(2.3)     $(42.2)
--------------------------------------------------------------------------
TOTAL
Total Revenues                  $1,688.5    $1,627.8  $5,228.6    $3,862.3
EBITDA (1)                        $107.9      $202.1    $440.2      $437.4
EBITDA Margin (1)                    6.4%       12.4%      8.4%       11.3%
Operating Loss                   $(130.4)      $(6.7)  $(232.9)     $(42.7)
Depreciation and Amortization     $238.3      $208.8    $673.1      $480.1
Capital Expenditures              $426.0      $492.2  $1,205.4    $1,145.4
==========================================================================

Certain  1999  amounts  have  been   reclassified   to  conform  with  the  2000
presentation.

(1)EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.
(2)Includes expenditures related to satellites amounting to $37.5 million, $13.6 million, $73.2 million and $89.1 million, respectively.
(3)Includes expenditures related to satellites amounting to $81.7 million, $93.2 million, $258.8 million and $408.8 million, respectively. Also included in the third quarter and first nine months of 1999 are $228.2
   million and $369.5 million, respectively, related  to  the  early   buy-out
   of satellite sale-leaseback.
(4)Includes expenditures related to satellites amounting to $68.7 million, $28.0 million, $193.2 million and $74.9 million, respectively.

                                    SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          HUGHES ELECTRONICS CORPORATION
                                          ------------------------------
                                                  (Registrant)



                                       By
Date October 12, 2000                  /s/Roxanne S. Austin
     ----------------                  -----------------------------------
                                       (Roxanne S. Austin,
                                        Chief Financial Officer)